UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2013

NATIONAL BANK HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35654	27-0563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 East Orchard Road, Suite 300, Greenwood Village, Colorado 80111
(Address of principal executive offices) (Zip Code)

720-529-3336
(Registrant’s telephone, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On November 7, 2013, the Board of Directors of National Bank Holdings Corporation (the “Company”) authorized a new program to repurchase up to $35 million of the Company’s common stock through December 31, 2014. The Company completed its previously authorized stock repurchase program in November 2013, repurchasing $21.3 million of the Company’s common stock at a weighted average price of $18.51 per share and replacing the remaining buyback authorization of $3.7 million with the new program. Under the new program, the shares will be acquired from time to time either in the open market or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission.
In addition, since September 30, 2013 and prior to implementing its new repurchase program, the Company repurchased an aggregate of 5,806,551 shares of its common stock. The Company repurchased 5,771,126 of such shares from two institutional stockholders at a price of $20.00 per share. The Company repurchased the other 35,425 shares in open market transactions under its previously authorized stock repurchase program at a weighted average price of approximately $20.40 per share.
As of November 7, 2013, the Company had outstanding 45,453,761 shares of its common stock, including 42,325,987 shares of Class A voting common stock and 3,127,774 shares of Class B non-voting common stock. These outstanding share amounts do not take into account the above disclosed repurchase of 35,425 shares of Class A common stock since the repurchase had not settled as of such date.
The press release issued by the Company is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 8.01 by reference.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press release, dated November 12, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Bank Holdings Corporation

By:	/s/ Zsolt K. Besskó
Name: Zsolt K. Besskó Title: Chief Administrative Officer & General Counsel
Date: November 12, 2013